EX 99.28(d)(30)(iv)

Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and First Pacific Advisors, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a limited liability company organized in the State of Michigan (the “Adviser”), and First Pacific Advisors, LLC, a Limited Liability Company organized in the state of Delaware (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to render investment advisory services for the portion of each fund’s assets allocated to the Sub-Adviser (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Parties have agreed to amend the sub-advisory fees as set forth on Schedule B to the Agreement to reflect fee reductions for the JNL/FPA + DoubleLine Flexible Allocation Fund, effective September 1, 2018.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 1, 2018, attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective as of September 1, 2018.

Jackson National Asset Management, LLC		First Pacific Advisors, LLC

By:	/s/ Mark D. Nerud	By:	/s/ J. Richard Atwood
Name:	Mark D. Nerud	Name:	J. Richard Atwood
Title:	President and CEO	Title:	Managing Partner

B-1

Schedule B

Dated September 1, 2018

(Compensation)

JNL Multi-Manager Alternative Fund
[Fees Omitted]

JNL/FPA + DoubleLine Flexible Allocation Fund (for the portion of assets managed by First Pacific Advisors, LLC)
[Fees Omitted]

B-1